Employment Agreement

This contract of employment (the "Agreement") is entered into as of this 11th day of December, 1996 by and between The Stride Rite Corporation (the "Company") and Robert C. Siegel ("Executive").

The Company desires to employ Executive in the capacities of Chairman, Chief Executive Officer and President of the Company, and

Executive desires to be employed by the Company in the capacities of Chairman, Chief Executive Officer and President,

The Company and Executive agree as follows:

1. Employment. The Company hereby agrees to and does hereby employ Executive, and Executive hereby agrees to and does hereby enter the employ of the Company for the period set forth in Section 2 below in the positions and with the duties and responsibilities set forth in Section 3 below, and upon the terms and conditions set forth in this Agreement.

2. Employment Period. The Employment Period shall commence on signature of this Agreement and unless sooner terminated as expressly provided below, shall continue until the close of business on December 15, 1997 (the "Employment Period").

3. Positions. It is contemplated that during the Employment Period, Executive shall serve as a principal officer of the Company with the offices and titles of Chairman, Chief Executive Officer and President, reporting directly to the Board of Directors. With respect to those offices, Executive shall have powers and duties as provided in the Company's Bylaws in effect as of the date and as those may be amended from time to time during the Employment Period.

The Board of Directors of the Company agrees to nominate Executive for election as a director of the Company at its April 1997 Annual Meeting of Shareholders. In the event that Executive is not elected by the shareholders to serve as a director of the Company, his employment with the Company shall be terminated by the Company subject to the terms of Section 9 of this Agreement.

4. Performance. Throughout the Employment Period, Executive agrees to devote his full time and undivided attention to the business and affairs of the Company, and in particular to the performance of all of the duties and responsibilities of the Chairman, Chief Executive Officer and President of the Company, and as a director of each of its subsidiaries, except for reasonable vacation and except for temporary illness or incapacity. Executive shall be entitled to up to four
(4) weeks of vacation per year.

Executive shall serve the Company and each of its subsidiaries loyally, diligently and effectively and at all times exert his best efforts to promote the success of their respective activities. Executive shall discharge his duties and responsibilities in an efficient, trustworthy and businesslike manner and shall do nothing which will in any way impair or prejudice the name or reputation of the Company or any of its subsidiaries.

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Nothing in this  Agreement  shall preclude  Executive  from devoting  reasonable periods required for:

         a. serving as director, trustee or member of a committee of any organization involving no conflict of interest with the interests of the Company;

         b.  engaging in charitable and community activities; and

         c.  managing his personal investments;

provided that such activities do not, individually or collectively, interfere with the regular performance of Executive's duties and responsibilities under this Agreement.

5. Salary and Incentive Compensation. During the Employment Period Executive shall be entitled to compensation from the Company as follows:

a. For all services to be rendered by Executive to the Company during the Employment Period, including, without limitation, services as an executive, officer, director, employee or member of any committee of the Company or its subsidiaries, divisions, business units or affiliates, Executive shall be paid compensation in the form of a base or fixed salary, payable not less often than once each month, at the annual rate of Five Hundred Forty-Five Thousand Dollars ($545,000), with the opportunity for periodic annual reviews and increases in such rate as shall be determined in the sole discretion of the Board of Directors.

b. Executive shall be paid additional compensation in the form of incentive compensation as follows:

         i. Executive shall be an "Eligible Employee" as that term is defined in the Company's Annual Incentive Compensation Plan (the "Annual Incentive Plan") and may receive incentive compensation as provided by its terms. Pursuant to the Annual Incentive Plan, Executive's "Bonus Percentage" (as defined) will be 50%. Executive's participation in the Annual Incentive Plan is subject to the terms and conditions of the Annual Incentive Plan, or any amended version of the Annual Incentive Plan or any successor or other annual incentive compensation plan which may be adopted and become legally effective during the Employment Period.

         ii. The Company acknowledges that in its agreement with Executive dated October 21, 1993, in order to replace long term benefits forfeited by Executive by leaving his prior employment and thereby to encourage Executive to accept employment with the Company, it granted to Executive rights to purchase 60,000 shares of the Company's common stock at a purchase price of $.25 per share subject to all the terms and conditions of the Company's 1975 Executive Incentive Purchase Plan, as amended ("Incentive Stock Plan"), rights vesting according to the following schedule: 20,000 shares on December 13, 1994, 20,000 shares on December 13, 1995 and 20,000 shares on December 13, 1996. The Company shall pay to Executive (or in the case of death, to Executive's legal representative) a cash amount equal to the excess, if any, of (A) $951,000 over (B) the aggregate fair market value of 60,000 shares of

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         the  Company's  common  stock,  whether or not the shares have actually been acquired or disposed of by Executive, plus the aggregate gain, if any, realized by Executive on any of the shares acquired and resold during the Employment Period at a price exceeding $15.85 per share, less the aggregate purchase price paid or payable for such shares, upon the occurrence of the first of the following events:

                           (1) if during  the year  from  December  15,  1996 to
                  December 15, 1997 Executive's employment is terminated by the Company;

                           (2) if on or before  October 15, 1997 this  Agreement
                  is not extended or replaced by a new agreement covering Executive's employment beyond December 15, 1997; or

                           (3) following any renewal of Executive's  employment,
                  if at any time after December 15, 1997 either Executive or the Company terminates Executive's employment with the Company.

                           (4) upon the death of the Executive.

         As used herein, "fair market value" shall mean the closing price for the Company's common stock on the New York Stock Exchange - Composite Index on the date written notice of any of the above events is given.

         iii. The Company and Executive acknowledge that Executive has been granted all stock options required by the terms of the Employment Agreement dated 21st October 1993, and other stock options at the discretion of the Board of Directors of the Company, and agree that these options will be governed by the terms and conditions of their respective grants (including but not limited to provisions regarding vesting, expiration and termination) and by the terms of the Incentive Stock Plan and the 1995 Long Term Growth Incentive Plan, as applicable.

c. In the event of the death of Executive during the Employment Period, the legal representative of Executive shall be entitled to the base or fixed salary provided for in Section 5(a) above for the month in which the death shall have occurred, at the rate being paid at the time of death, and the Employment Period shall be deemed to have ended as of the close of business on the last day of the month in which the death shall have occurred, but without prejudice to any payments otherwise due in respect of Executive's death, including any payment under Section 5(b)(ii), or to any rights that Executive's legal representative may have to exercise stock purchase rights granted to Executive.

6. Perquisites. During the Employment Period, Executive shall be entitled to perquisites as follows:

a. Executive shall be provided with an appropriate office and secretarial and clerical staff.

b. Reimbursement of Executive's lease of an automobile (the "Vehicle"), shall be provided by the Company pursuant to the Company's leased car policy as currently in effect. Under the Company's leased car policy, an amount of up to $10,000 per year will be paid by the Company to Executive to reimburse lease payments,

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insurance  and  maintenance  costs of the Vehicle.  Should costs for the Vehicle exceed that allowance, Executive will be responsible for payment of any differential. Executive shall be responsible for the cost of fuel consumed in the use of the Vehicle. Pursuant to the Company's current automobile policy, the Company will pay Executive a mileage allowance as reimbursement for the use of the Vehicle in conducting Company business.

c. The Company shall reimburse Executive for up to $5,000.00 per year for the Executive's use of personal financial planning services.

7. Employment Benefits; Life Insurance. At the normal employee contribution rate to Executive, the Company will provide Executive with medical coverage for Executive and eligible members of Executive's family, insurance on his life equal to One Million Dollars ($1,000,000) payable to a beneficiary designated by Executive (in lieu of coverage available under the usual terms of the life insurance policy which the Company offers) and long-term disability coverage.

Executive shall also be entitled to participate in all of the various employee benefit plans which the Company maintains and/or adopts during the Employment Period, including a defined benefit Retirement Plan and various elective programs, including, without limitation, a dental insurance plan, Employee Stock Purchase Plan, Deferred Compensation Plan and Employee Savings and Investment Plan (pursuant to Section 401K of the Internal Revenue Code of 1986, as amended), subject to their respective terms and requirements, including, without limitation, their eligibility and vesting requirements.

Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice, but it is the intent of the parties that Executive shall continue to be entitled during the Employment Period to benefits at least equal in the aggregate to those attached to his position as of the date of this Agreement.

8. Residence Requirement. Executive agrees that during his employment with the Company his residence and that of his family will remain in the greater Boston (Massachusetts) area.

9. Termination of Employment. Executive hereby acknowledges and agrees that the Company by entering into this Agreement shall not be deemed to have waived any of its rights during the Employment Period or thereafter, including, without limitation, the right to terminate Executive's employment for any reason.

If by October 15, 1997 this Agreement is not further extended or replaced by a new agreement regarding employment, the Employment Period will end and Executive's employment as Chairman, Chief Executive Officer and President of the Company and all of its subsidiaries deemed terminated on December 15, 1997
(provided that employment is not otherwise terminated for cause). Upon such termination, or if the Company terminates Executive's employment during the Employment Period for any reason other than for Cause (as defined below), the Company shall pay Executive a monthly severance allowance payable at the end of each month following termination of Executive's employment until the earliest of
(a) twelve months following the Company's termination of Executive's employment, or (b) the date of Executive's death. Such monthly severance allowance shall be

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an amount equal to the monthly  fixed or base salary paid to Executive  pursuant to Section 5(a) of the Agreement at the time of the termination of his employment. In addition, until the earlier of (i) the Executive's reemployment (other than self-employment or employment by an entity which does not provide comparable medical benefits to employees), or (ii) the end of the Employment Period, the Executive shall continue to be entitled to participate (without cost to the Executive) in the Company's medical and dental insurance programs and the Executive's life insurance benefit as provided by this Agreement shall be continued. In addition, the Executive shall be entitled to any cash payments provided by Section 5(b)(ii), any payments earned pursuant to the terms of the Annual Incentive Plan and the Long-Term Plan, and any rights to exercise the vested portion of stock options under Section 5(b)(iii).

If Executive's employment with the Company is terminated on account of Executive's death or permanent disability, then except for (i) the cash payments provided by Section 5(b)(ii) and 5(c) of this Agreement, (ii) any payments earned pursuant to the terms of the Annual Incentive Plan and the Long-Term Plan and (iii) the rights of Executive or his legal representative to exercise the vested portion of stock options under Sections 5(b)(iii), payment to Executive or Executive's estate will be made exclusively under the Company's applicable death or disability plans or policies.

If Executive's employment is terminated during the Employment Period for Cause, then the Executive shall not be entitled to receive any severance allowance or compensation of any kind except (i) incentive compensation which may have been fully earned pursuant to the terms and conditions of the Annual Incentive Plan and/or the Long-Term Plan; (ii) any cash payments provided by Section 5(b)(ii); and (iii) any rights of the Executive not forfeited on account of such termination to exercise the vested portion of the stock options under Section 5(b)(iii). Also upon such termination, Executive will not be entitled to continue any of the Company's employee benefits, including any benefits provided in this Agreement or under the Company's medical, dental, health and life insurance plans (except to the extent the same may be required by law), or to perquisites of any kind, from and after the date upon which Executive's employment is terminated. For the purposes of this section and any other provision of this Agreement, termination of Executive's employment shall be deemed to have been for Cause only if:

         a. termination of his employment shall have been so deemed by the Board of Directors of the Company by virtue of (i) an act or acts of dishonesty, (ii) commission of a felony or act of moral turpitude,
         (iii) a wrongful act or acts resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, (iv) a willful act or acts which constitute a material violation or violations of the federal securities laws, or (v) a willful act or acts which constitute material insubordination or a material violation of the Company's Conflict of Interest policy or any of its other policies communicated to Executive in writing; or

         b. there has been a breach by Executive during the Employment Period of any of the material provisions of this Agreement, and, with respect to any alleged breach, that Executive shall have failed to remedy such alleged breach within thirty (30) days from his receipt of written

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         notice from the Clerk of the Company  pursuant to the  resolution  duly adopted by the Board of Directors of the Company after notice to Executive and an opportunity to be heard demanding that Executive remedy such alleged breach.

If Executive's employment is terminated by his voluntary resignation other than "Good Reason" as defined in the Severance Agreement referred to in Section 14(c) of this Agreement, Executive shall not be entitled to payment of any severance allowance, or compensation of any kind except (i) incentive compensation which may have been fully earned pursuant to the terms and conditions of the Annual Incentive Plan and/or the Long-Term Plan; and (ii) any rights of Executive not forfeited on account of such termination to exercise the vested portion of stock options under Sections 5(b)(iii). Also in the event of such termination Executive will not be entitled to the continuance of any of the Company's employee benefits or perquisites of any kind.

On termination of Executive's employment with the Company for any reason the Executive will be required as a condition precedent for payment under the arrangements provided for in this Section 9 to submit his resignation as a director of the Company and all of its subsidiaries to the Company's Board of Directors, which resignation as a director will only be effective upon acceptance by the Board of Directors, to execute a release acknowledging full and final settlement of all claims arising from his employment and to provide reasonable cooperation to the Company.

10. Agreement Not to Compete. Executive hereby covenants and agrees that for a period of one (1) year following termination of Executive's employment with the Company for any reason, Executive will not, directly or indirectly, within the United States (being the area in which the Company's business is conducted), in any capacity, enter into or engage in the same or a substantially similar business as that conducted and carried on by the Company and being directly competitive with the Company or any of its business units or subsidiaries, including, but not limited to, specialty retailing of infant's, toddler's and children's footwear, the design, manufacture of footwear of any type on the wholesale level, and any and all components of the foregoing, whether as an individual for his own account, or as a partner, joint venture, employee, agent, consultant, officer or director for or with any person or entity, or as a shareholder (greater than one percent (1%) of any corporation), or otherwise.

11. Agreement of Confidentiality. With respect to any secret, proprietary or confidential information obtained by Executive during his employment at the Company, except with the prior written agreement of the Company, which consent shall be granted or withheld in the sole discretion of the Company, Executive will not, at any time, disclose or use for competitive purposes (other than the Company's competitive purposes) any such information. For purposes hereof, secret, proprietary or confidential information shall include, by way of example but not by way of limitation, any information of a technical, financial, commercial or other nature pertaining to the business of the Company or to that of any of its clients, customers, consultants, licensees, business units, subsidiaries or affiliates, including but not limited to, its and their operations, plans, financial condition, product development, customers, sources of supply, manufacturing techniques or procedures, marketing, sales, production

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or other competitive  information acquired by Executive during the course of his employment by the Company and all other information that the Company itself does not disclose to the public.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Executive at 30 Hayden Road, Brookline, Massachusetts 02146; and to the Company at 191 Spring Street, Lexington, Massachusetts 02173 (or at such other address to which it may relocate its headquarters during the term of this Agreement), directed to the Board of Directors with a copy of the Clerk of the Company.

13. Heirs and Successors Bound. This Agreement shall be binding upon the heirs, administrators and executors of Executive and upon the successors or assigns of the Company.

14.  Miscellaneous.

a. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

b. Executive agrees that the remedy at law for any breach by Executive of the provisions of Sections 10 or 11 of this Agreement will be inadequate and that the Company will also be entitled to injunctive relief without bond against any such breach. Such injunctive relief will not be exclusive but will be in addition to any other relief that the Company may have.

c. The Employment Agreement dated 21st October 1993 between Executive and the Company is superseded by this Agreement and of no further force or effect. There are no agreements or understandings, oral or written, between the parties hereto other than those set forth in this Agreement, and there are no agreements or understandings which in any way alter, modify, amend or otherwise change this Agreement, with the exception of a certain Severance Agreement between Executive and the Company, dated as of February 17, 1995, as such may be further modified, amended or replaced (the "Severance Agreement"). If a "change in control" as defined in the Severance Agreement occurs during the Employment Period which triggers the terms of the Severance Agreement, the parties agree that the Severance Agreement shall thenceforth be deemed to supersede this Agreement in all respects, except that Executive shall retain all his rights under Section 5(b)(ii) and (iii).

d. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to instruments under seal.

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e. The invalidity or  unenforceability  of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

f. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

g. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Agreed and accepted this 13th day of December, 1996.


THE STRIDE RITE CORPORATION                          EXECUTIVE



Signed:   /s/ Margaret McKenna               Signed:   /s/ Robert C. Siegel
Margaret McKenna, Chairman of the                      Robert C. Siegel
Compensation Committee of the
Board of Directors



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